Exhibit 99.1

Energy Services of America Reports Fiscal First Quarter 2025 Results

HUNTINGTON, W.Va., February 10, 2025 /PRNewswire/ -- Energy Services of America Corporation (the "Company" or "Energy Services") (Nasdaq: ESOA), today announced its results for its fiscal first quarter ended December 31, 2024.

First Quarter Summary (1)

•	Revenue of $100.6 million, a 12% increase

•	Gross profit of $10.3 million, compared to $10.8 million

•	Net income of $854,000 or $0.05 per diluted share, compared to $2.0 million, or $0.12 per diluted share

•	Adjusted EBITDA of $4.3 million compared to $5.8 million

•	Backlog of $260.2 million compared to $243.2 million as of September 30, 2024

•	Acquired Tribute Contracting & Consultants on December 2nd

(1)	All comparisons are versus the comparable prior year period, unless otherwise stated.

"Our first quarter results reflect the continued growth within our distribution and Electrical, Mechanical, and General segments and a partial contribution from our purchase of Tribute," said Doug Reynolds, President. "Profitability for the quarter was impacted by weather and the timing of projects within the Gas & Water Distribution business lines, but we expect to return to normal margin levels in the coming quarters.”

“Demand for projects in the markets we serve remain strong as we continue to experience increased infrastructure project spending, and our backlog increased sequentially and year-over-year through a combination of organic and inorganic growth. We will continue to focus on projects that offer the best return profiles while looking to be strategic with acquisitions. Overall, we believe we remain well-positioned to capitalize on the strong macro tailwinds and deliver long-term value to our shareholders,” Mr. Reynolds concluded.

First Quarter Fiscal 2025 Financial Results

Total revenues for the period equaled $100.6 million, compared to $90.2 million in the first quarter of fiscal 2024. The year-over-year increase was primarily driven by increased work within the Gas & Water Distribution and Electrical, Mechanical and General business lines.

Gross profit was $10.3 million, compared to $10.8 million in the prior-year quarter. Gross margin was 10.2% of revenues, compared to 12.0% of revenues in the first quarter of fiscal 2024. The decrease is related to lower profit within the Gas & Petroleum Transmisison segment.

Selling and administrative expenses were $8.6 million, compared to $7.2 million in the prior-year quarter. The increase is primarily related to additional personnel hired to secure and manage work for expected growth.

Net income was $854,000, or $0.05 per diluted share, compared to net income of $2.0 million or $0.12 per diluted share in the first quarter of fiscal 2024.

Backlog as of December 31, 2024 was $260.2 million, compared to $243.2 million as of September 30, 2024 and $185.9 million as of December 31, 2023.

Below is a comparison of the Company's operating results for the three months ended December 31, 2024 and 2023 (unaudited):

	Three Months Ended	Three Months Ended
	December 31, 2024	December 31, 2023
Revenue	$100,646,114	$90,163,187

Cost of revenues	90,382,532	79,324,226

Gross profit	10,263,582	10,838,961

Selling and administrative expenses	8,618,188	7,198,720
Income from operations	1,645,394	3,640,241

Other income (expense)
Other nonoperating income (expense)	(48,262)	75,001
Interest expense	(483,718)	(601,684)
Gain (loss) on sale of equipment	195,782	(13,328)
	(336,198)	(540,011)

Income before income taxes	1,309,196	3,100,230

Income tax expense	455,463	1,058,035

Net income	$853,733	$2,042,195

Weighted average shares outstanding-basic	16,585,334	16,567,185

Weighted average shares-diluted	16,636,561	16,607,185

Earnings per share	$0.05	$0.12

Earnings per share-diluted	$0.05	$0.12

Please refer to the table below that reconciles adjusted EBITDA with net income (unaudited):

	Three Months Ended	Three Months Ended
	December 31, 2024	December 31, 2023
Net income	$853,733	$2,042,195
Add: Income tax expense	455,463	1,058,035
Add: Interest expense, net of interest income	483,718	601,684
Add (less): Non-operating expense (income)	48,262	(75,001)
(Less) add: (gain) loss on sale of equipment	(195,782)	13,328
Add: Depreciation and intangible asset amortization expense	2,698,828	2,176,621
Adjusted EBITDA	$4,344,222	$5,816,862

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release contains certain non-GAAP financial measures. The reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures and other information relating to these measures are included herein. We include these measurements to enhance the understanding of our operating performance. We believe that Adjusted EBITDA as presented herein, considered along with net income (loss), is a relevant indicator of trends relating to the cash generating activity of our operations. We believe that excluding the costs herein provides a consistent comparison of the cash generating activity of our operations. We believe that Adjusted EBITDA is useful to investors as they facilitate a comparison of our operating performance to other companies who also use Adjusted EBITDA as supplemental operating measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

About Energy Services

Energy Services of America Corporation (NASDAQ: ESOA), headquartered in Huntington, WV, is a contractor and service company that operates primarily in the mid-Atlantic and Central regions of the United States and provides services to customers in the natural gas, petroleum, water distribution, automotive, chemical, and power industries. Energy Services employs 1,100+ employees on a regular basis. The Company's core values are safety, quality, and production. Certain statements contained in the release including, without limitation, the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans, the integration of acquired business and other factors referenced in this release, risks and uncertainties related to the restatement of certain of our historical consolidated financial statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Contact

Steven Hooser or John Beisler

Three Part Advisors

(214) 872-2710